AMENDMENT TO PARTICIPATION AGREEMENT
between
FIDELITY DISTRIBUTORS CORPORATION, VARIABLE INSURANCE
PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II,
VARIABLE INSURANCE PRODUCTS FUND III
and
PACIFIC LIFE & ANNUITY COMPANY
     The PARTICIPATION AGREEMENT (the “Agreement”), made and entered into on the 25th day of July, 2005 by and among Pacific Life & Annuity Company, an Arizona corporation (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A to the Agreement as may be amended from time to time (each such account hereinafter referred to as the “Account”), and Fidelity Distributors Corporation, a Massachusetts corporation (the “Distributor”), Variable Insurance Products Fund, Variable Insurance Products Fund II and Variable Insurance Products Fund III, each a Massachusetts unincorporated business trust (collectively the “Funds”) , is hereby further amended effective August ___, 2007 as follows:
     1. Variable Insurance Products Fund V is added as a party to the Agreement; and
     2. SCHEDULE A to the Agreement is amended be adding a new Separate Account and corresponding Policy Funded by the Separate Account. The revised Schedule A is attached hereto and incorporated herewith.
     PACIFIC LIFE & ANNUITY COMPANY
     By its authorized officer:

By:	/s/ Khanh T. Tran
Khanh T. Tran
Title:	Executive Vice President and Chief Financial Officer
Date:	August 10, 2007
     FIDELITY DISTRIBUTORS CORPORATION

By:

Name:

Title:

Date:

     VARIABLE INSURANCE PRODUCTS FUND
     VARIABLE INSURANCE PRODUCTS FUND II
     VARIABLE INSURANCE PRODUCTS FUND III
     VARIABLE INSURANCE PRODUCTS FUND V

By:

Name:

Title:

Date: